UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 1, 2011

TRANZYME, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35119	63-1192270
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5001 South Miami Boulevard, Suite 300 Durham, NC	27703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 747-0020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 28, 2011, Tranzyme Inc. (“Tranzyme”) entered into an Office Lease (the “Agreement”) with James Campbell Company LLC for approximately 8,126 square feet of office space located at 5001 South Miami Boulevard, Durham, North Carolina.  These premises will serve as Tranzyme’s new corporate headquarters.  Under the terms of the Agreement, the lease term is 38 months, commencing on December 1, 2011 and terminating on January 31, 2015.   Tranzyme’s monthly base rent, which becomes payable beginning on February 1, 2012, will be set at $19.00 per square foot per annum, or $12,866.17 per month, and will increase at a rate of approximately 2.5% per year during the term of the lease. The Agreement also allows Tranzyme an option to renew the lease term for an additional 12 months at the prevailing rental rate at the end of the term and the right of first offer on additional space located on the property’s third floor.

The foregoing summary description of certain terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as an Exhibit hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Office Lease, dated as of November 28, 2011, by and between Tranzyme, Inc. and James Campbell Company LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2011	Tranzyme, Inc.

	By:	/s/ Vipin K. Garg, Ph.D.
Vipin K. Garg, Ph.D.
President and Chief Executive Officer